Execution Copy

                             STOCKHOLDERS AGREEMENT

     This STOCKHOLDERS AGREEMENT (this "Agreement") is made and entered into on March 12, 2007, by and between Pogo Producing Company, a Delaware corporation (the "Company"), and Third Point LLC, a Delaware limited liability company ("Third Point"), Mr. Daniel S. Loeb, Mr. Bradley L. Radoff, Third Point Offshore Fund, Ltd., a Cayman Islands limited liability exempted company, Third Point Ultra Ltd., a British Virgin Islands limited liability company, Third Point Partners LP, a Delaware limited partnership, Third Point Partners Qualified LP, a Delaware limited partnership and Lyxor/Third Point Fund Limited, a Jersey public company with limited liability (each, including Third Point, a "Holder" and, collectively, the "Holders").

                                    RECITALS

     WHEREAS, certain Holders have filed with the Commission a Schedule 13D and amendments thereto reporting, among other things, their beneficial ownership of common stock and other securities of the Company (as amended as of February 23, 2007, the "Third Point Schedule 13D");

     WHEREAS, in the Third Point Schedule 13D, the Holders stated that they intend, at the Company's 2007 annual meeting of stockholders (the "2007 Annual Meeting"), to propose nominees to be elected to seats on the Company's board of directors (the "Board") and certain amendments to the Bylaws (collectively, the "Proposed Solicitation");

     WHEREAS, the Company and the Holders have each determined that it is in their respective best interests and in the best interests of their stockholders and/or investors to enter into this Agreement whereby (i) the Company will expand the Board to add new members and (ii) the Holders will abandon the Proposed Solicitation, in each case as more fully provided herein;

     NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     a) Except as otherwise specifically indicated, the following terms have the following meanings for all purposes of this Agreement:

     "2008 Annual Meeting" means the Company's 2008 annual meeting of stockholders.

     "Affiliate" has the meaning assigned thereto in Rule 12b-2 promulgated under the Exchange Act.


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     "beneficially owns" (or comparable variations thereof) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

     "Board Designees" means the Third Point Designees and the TRT Designee.

     "Bylaws" means the Amended and Restated Bylaws of the Company.

     "Certificate of Incorporation" means the Restated Certificate of Incorporation of the Company.

     "Confidential Information" means all information, data, knowledge, documents, reports, interpretations, forecasts, records, know-how (in whatever form and however communicated) and other written or oral information and documents that are furnished to or otherwise disclosed to or received by any of the Holders, any member of the Third Point Group or their representatives, directly or indirectly from or on behalf of the Company, whether furnished or otherwise disclosed or received before or after the date of this Agreement, together with all analyses, compilations, studies, memoranda, notes, evaluations or other documents, records or data (in whatever form maintained) prepared or formed by any of the Holders, any member of the Third Point Group or their representatives that contain or otherwise reflect or are generated from, whether in whole or in part, such information or documents; provided, however, that the term "Confidential Information" does not include any information that, as demonstrated by the Holders, (a) is or becomes generally available to and known by the public (other than as a result of a disclosure directly or indirectly by any of the Holders, any member of the Third Point Group or their representatives in breach of this Agreement), (b) is or becomes available to any of the Holders, any member of the Third Point Group or their representatives on a non-confidential basis from a source other than the Company or a Person acting on behalf of the Company, provided that such source is not and was not prohibited from communicating the information by a contractual, legal, fiduciary or other obligation known to any of the Holders, any member of the Third Point Group or their representatives or (c) was in the possession of any of the Holders, any member of the Third Point Group or their representatives prior to being furnished or disclosed by or on behalf of the Company or was independently developed by any such Persons without violation of this Agreement.

     "Commission" means the Securities and Exchange Commission.

     "Equity Securities" means Voting Securities and options and rights (whether presently exercisable or not) to purchase Voting Securities.

     "Exchange Act " means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Holder Representative" has the meaning given such term in Section 7.15.

     "Governmental or Regulatory Authority" means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision, or any stock exchange or market in which Voting Securities are listed for trading or traded.

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     "Person" means any individual, corporation, limited liability company, partnership, trust, other entity or group (within the meaning of Section 13(d)(3) of the Exchange Act).

     "representatives" of any Person means such Person's directors, officers, employees, legal, investment banking and financial advisors, accountants and any other agents and representatives of such Person.

     "Resignation Date" means the earliest of:

     (a) the first date on which any member of the Third Point Group engages in any of the activities prohibited by Article IV, if such violation is not wholly cured within three business days following written notice thereof by the Company,

     (b) the first date on which any member of the Third Point Group sells, transfers or otherwise disposes of Equity Securities such that the Third Point Group's aggregate beneficial ownership of Equity Securities is reduced to less than 5% (calculated in accordance with Rule 13d-3(d)(1)(i) promulgated under the Exchange Act),

     (c) the first date after the Standstill Termination Date on which any member of the Third Point Group engages in any activity that was, prior to the Standstill Termination Date, prohibited by Section 4.01, and

     (d) the date on which this Agreement is terminated.

     "Standstill Termination Date" means December 31, 2007.

     "Strategic Advisor" means Goldman, Sachs & Co., in its capacity as financial advisor to the Company in connection with the Strategic Alternatives Process, together with any successors to such firm in such capacity.

     "Strategic Alternatives Process" means the evaluation of strategic alternatives by the Board publicly announced by press release on February 15, 2007 or any similar process.

     "Third Point Designees" means Daniel S. Loeb, Bradley L. Radoff and any subsequent designee elected to the Board pursuant to Section 2.03.

     "Third Point Group" means (a) the Holders, (b) any and all Affiliates of any Holder and any Person as to which beneficial ownership of Equity Securities, directly or indirectly, is controlled or shared by a Holder, (c) the then-current officers, directors or managing members (or Persons serving in equivalent capacities) of any Person described in clauses (a) or (b) above, (d) with respect to any Person described in clauses (a) or (b) above who is an individual, (i) any and all immediate family members of such Person, (ii) the heirs, executors, personal representatives and administrators of such Person,
(iii) any and all trusts established for the benefit of such Person and (iv) any and all charitable foundations the investment decisions of which are controlled by such Person and (e) the other members of any and all groups (within the meaning of Section 13(d)(3) of the Exchange Act) of which any Holder or any Person described above is a member.

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

     "Termination Event" means the first date on which a Third Point Designee is neither employed by nor affiliated with any of the other Holders.

     "TRT Designee" means Robert B. Rowling.

     "TRT Vacancy Proposal" means a stockholder proposal for the 2008 Annual Meeting by any of the Holders to expand the Board by one directorship (including a proposal to expand the Board by one directorship in excess of the number proposed in any prior proposal made in accordance with the Bylaws by any of the Holders to expand the size of the Board) and nominate an individual to fill such directorship in order to replace the directorship terminated as a result of the occurrence of events specified in the second and third sentences of Section 2.05(b).

     "Voting Securities" means the common stock, par value $1.00 per share, of the Company and any other securities of the Company of any kind or class having the power generally to vote for the election of directors.

     b) Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby" and derivative or similar words refer to this entire Agreement; (iv) the terms "Article" or "Section" refer to the specified Article or Section of this Agreement; and (v) all references to statutes, rules and regulations are to the enumerated statutes, rules and regulations and any successor statute, rule or regulation. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business or trading days are specified.

                                   ARTICLE II

                      BOARD MATTERS AND RELATED AGREEMENTS

     Section 2.01. Board Matters

     a) Promptly after the execution and delivery of this Agreement by all parties (and in no event later than March 15, 2007), pursuant to the powers granted to it under the Bylaws, the Board shall create two additional directorships, thereby increasing the size of the Board from eight to ten directorships, and appoint the Third Point Designees to fill such new directorships. Upon such appointment, one of such designees (the "First TP Designee") shall be a member of the class of directors designated as Class I in the Certificate of Incorporation, with a term expiring at the 2008 Annual Meeting, and the other designee (the "Second TP Designee") shall be a member of the class of directors designated as Class III in the Certificate of Incorporation, with a term expiring at the 2007 Annual Meeting. Each Third Point Designee agrees to serve as a director of the Company, subject to and in accordance with the provisions of this Agreement and the written policies of the Board, any committees thereof or the Company applicable to Board members. Each Third Point Designee acknowledges that his obligations under this Agreement are in addition to the fiduciary and common law duties of any director of a Delaware corporation.

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     b) On or at any time prior to the twentieth day after the 2007 Annual
Meeting, pursuant to the powers granted to it under the Bylaws, the Board shall be entitled to create a third additional directorship, thereby increasing the size of the Board from ten to 11 directorships, and to offer to appoint the TRT Designee to fill such new directorship. If the TRT Designee accepts such offer, the Board may appoint him to fill such directorship. Upon such appointment, the TRT Designee shall be a member of the class of directors designated as Class II in the Certificate of Incorporation, with a term expiring at the annual meeting of the Company's stockholders in 2009. If the TRT Designee declines to accept any such offer, the Board shall not appoint any person to fill such directorship, as more fully provided in Section 2.05.

     c) The Board shall (i) nominate the Second TP Designee to stand for election as a director of the Company at the 2007 Annual Meeting, (ii) recommend such election and solicit proxies in respect thereof in accordance with its past practice and (iii) vote the Voting Securities represented by all proxies granted by stockholders in connection with the solicitation of proxies by the Board for such meeting in favor of the Second TP Designee, except to the extent that the Board or its proxy holder(s) determine such proxies indicate a vote to withhold authority or abstain with respect to the Second TP Designee.

     d) Except as otherwise provided in this Agreement, while serving on the Board and any committee thereof, each Board Designee shall be entitled to all the rights and privileges, and subject to all the duties and obligations, of the other directors and committee members of the Board, in their capacities as such. The Company acknowledges that the Board Designees, in their capacity as directors, shall have the right to have direct access to the Strategic Advisor for informational purposes regarding its work in its capacity as such; provided that such access shall be at such times as such directors and the Strategic Advisor determine to be mutually convenient. It is understood and agreed that the Strategic Advisor's work shall continue to be directed by the full Board, acting through the management of the Company, and that such directors individually shall not be entitled to direct the Strategic Advisor's work.

     e) Upon the Board Designees' becoming members of the Board as provided above in this Section 2.01, the Board shall appoint each Board Designee to the Management Committee. Promptly after the Third Point Designees have become members of the Board, the Board shall appoint Mr. Loeb to the Executive Committee and Mr. Radoff to both the Compensation Committee and the Nominating & Corporate Governance Committee. Neither of Messrs. Loeb and Radoff shall be removed from such committee assignments without their consent so long as they remain members of the Board. Any replacement for either Mr. Loeb or Mr. Radoff on the Board pursuant to Section 2.03 shall be appointed to the Board committees on which the Third Point Designee being replaced served, and no such replacement shall be removed from such committee assignments without their consent so long as they remain members of the Board. The two preceding sentences shall not affect the Board's ability to remove any such person from any such committee for an intentional violation of law committed by such person that relates to such person's service on such committee.

     f) Each Third Point Designee acknowledges that the Board, in the exercise of its fiduciary duties, may recuse either or both of them from any Board or committee meeting or portion thereof at which the Board or any such committee is evaluating and/or taking action with respect to (i) the ownership of Equity Securities by any member of the Third Point Group, (ii) the

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exercise of any of the Company's rights or enforcement of any of the obligations under this Agreement, (iii) any transaction with any member of the Third Point Group or (iv) any other matter in which the interests of a member of the Third Point Group are adverse to those of the Company, except for such matters that are applicable to directors on the Board generally.

     Section 2.02. Third Point Designee Resignations.

     a) Notwithstanding any other provision of this Agreement to the contrary, each Third Point Designee hereby irrevocably resigns as a director of the Company, effective immediately upon the Resignation Date. The parties agree and acknowledge that the preceding sentence shall serve as each Third Point Designee's formal resignation delivered to the Company and that no additional agreement, notice or action shall be necessary to immediately effectuate such resignations in accordance therewith. The Holders agree that they shall not contest or seek to contest the validity or effectiveness of such resignations.

     b) Notwithstanding any other provision of this Agreement to the contrary, each Third Point Designee hereby irrevocably resigns as a director of the Company, effective immediately upon the occurrence of a Termination Event applicable to such Third Point Designee. The parties agree and acknowledge that the preceding sentence shall serve as each Third Point Designee's formal resignation delivered to the Company and that no additional agreement, notice or action shall be necessary to immediately effectuate such resignations in accordance therewith. The Holders agree that they shall not contest or seek to contest the validity or effectiveness of such Third Point Designee's resignation.

     Section 2.03 Certain Third Point Designee Replacements.

     a) If a Third Point Designee dies or is disabled such that he is rendered unable to serve on the Board, or following the resignation of a Third Point Designee resulting from a Termination Event, the Holders shall be entitled to nominate a replacement for the vacancy left by such death, disability or resignation of such Third Point Designee.

     b) In the event that a Third Point Designee resigns from the Board after the 2007 Annual Meeting and prior to the tenth day preceding the 2008 Annual Meeting, other than as a result of the events specified in paragraph (a) of this Section, the Holders shall be entitled to nominate a replacement for the vacancy left by such resignation of such Third Point Designee.

     c) Nominations pursuant to paragraph (a) or (b) of this Section 2.03 shall be made by written notice delivered to the Company in accordance with Section
7.04. Each such nominee shall be an individual of high personal and professional integrity and ethics, relevant expertise and professional experience and possess such other qualifications necessary for service on the Board, as determined by the Nominating & Corporate Governance Committee of the Board. Each such nominee shall be promptly reviewed by the Nominating & Corporate Governance Committee and, subject to the approval of such committee, thereafter recommended by such committee to the Board for election to the Board; provided that the foregoing recommendation and election shall not be unreasonably withheld or delayed; and provided further that it shall be a condition to any such nominee's election to the Board that such nominee agree in writing to be bound by the provisions of this Agreement.

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     d) Once a vacancy described in paragraph (b) of this Section has been filled a single time in accordance with paragraph (c), the rights in paragraph
(b) shall terminate with respect to such directorship, such that the Holders shall have no rights to nominate, and the Company shall have no obligations to review or elect nominees, with respect to more than a total of two such vacancies (one for each Third Point Designee directorship).

     e) For the avoidance of doubt, any and all rights and obligations under this Section 2.03 terminate upon the Resignation Date.

     Section 2.04 Board Committee Regarding Strategic Alternatives. In the event that the Board forms a committee of the Board to oversee or monitor the Strategic Alternatives Process, the Board shall, in connection with the establishment of any such committee, cause the Third Point Designees to be members of such committee; provided that no Board Designee shall be entitled to be a member of any committee formed for the purpose of evaluating and/or taking action with respect to any transaction with such Board Designee or its respective Affiliates.

     Section 2.05. Restrictions on Charter and Bylaw Amendments and Board Size.

     a) The Company agrees that it will not, prior to the 2008 Annual Meeting, adopt by action of the Board any amendment to the Bylaws that would (i) affect the ability of the stockholders to amend the Bylaws, (ii) change the advance notice provisions of the Bylaws set forth in Section 9 or 10 of Article I thereof or impose any other notification requirement on stockholders of the Company regarding business to be conducted at stockholder meetings or (iii) prescribe any qualifications for directors. The Company also agrees that it will not, prior to the 2008 Annual Meeting, (a) create any additional directorship except as provided in this Agreement and except for any directorship included in the class of directors that has a term that ends at the 2008 Annual Meeting or
(b) propose any amendment to the Certificate of Incorporation.

     b) If the TRT Designee declines to accept any offer made pursuant to
Section 2.01(b), the Board shall not appoint any person to fill such directorship and shall take such action as necessary to keep the size of the Board at ten directors until the 2008 Annual Meeting (subject to paragraph (a) of this Section). If the TRT Designee accepts any such offer and, prior to the 2008 Annual Meeting, dies, becomes disabled such that he is rendered unable to serve on the Board or resigns from the Board, the Board shall not appoint any person to fill such vacancy and shall take such action as necessary to reduce the number of directorships by one and to keep the size of the Board at ten directors until the 2008 Annual Meeting (subject to paragraph (a) of this Section). If such death, disability or resignation occurs on or after the tenth day preceding the stockholder notice deadline for proposals or director nominations in Sections 9 and 10 of Article I of the Bylaws, the Company agrees not to assert noncompliance with such deadline with respect to a TRT Vacancy Proposal otherwise compliant with Sections 9 and 10 of Article I of the Bylaws that is delivered to the Company within ten days of notice to Third Point of such death, disability or resignation.

     Section 2.06. Designee Information. The Holders agree to provide to the Company, without unreasonable delay, true and complete information regarding each Third

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Point Designee required for inclusion in the Company's proxy statement relating to the 2007 Annual Meeting.

                                   ARTICLE III

                                     VOTING

     Until the Standstill Termination Date, at each meeting of stockholders of the Company held for the purpose of electing any member of the Board, the Holders shall cause all Voting Securities beneficially owned by any member of the Third Point Group, and with respect to which any such member has voting rights on the applicable record date, to be present at such meeting for purposes of establishing a quorum and to be voted (a) for the director nominees recommended by the Board (provided such nominations do not constitute a violation of this Agreement), (b) in accordance with the recommendation of the Board on any proposals of any other stockholder of the Company who is proposing one or more nominees for election as director in opposition to the nominees of the Board at any such meeting and (c) as such member of the Third Point Group determines is appropriate on all other proposals of the Board and any proposals by other stockholders of the Company not covered by clause (a) or (b) above. No later than five business days prior to each such meeting of stockholders, the Holders shall cause all Voting Securities beneficially owned by any member of the Third Point Group to be voted in accordance with this Article III. No Holder shall, and each Holder agrees to cause each member of the Third Point Group not to, revoke or change any vote or instruction to vote in connection with any such meeting of stockholders unless such revocation or change is required or permitted in accordance with the first sentence of this Article III.

                                   ARTICLE IV

                                OTHER AGREEMENTS

     Section 4.01. Standstill. From the date hereof through the Standstill Termination Date, no Holder shall, and each Holder agrees to cause each member of the Third Point Group not to, directly or indirectly,

          (a) (i) engage in any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 promulgated under the Exchange Act) or make any communication exempted from the definition of "solicitation" by Rule 14a-1(l)(2)(iv), (ii) submit any proposal for consideration at any annual or special meeting of the stockholders of the Company (including pursuant to Rule 14a-8 promulgated under the Exchange Act), (iii) otherwise engage in any course of conduct with the purpose of causing other Company stockholders to vote contrary to the recommendation of the Board on any matter presented to them for a vote or (iv) enter into any discussions, negotiations, arrangements or understandings with any Person other than the Company with respect to any of the foregoing, advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing or announce any plan or proposal to take any action with respect to any of the foregoing; or

          (b) (i) otherwise act, alone or in concert with others, to seek to control

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     or influence the management, Board or policies of the Company or (ii) enter into any discussions, negotiations, arrangements or understandings with any Person other than the Company with respect to any of the foregoing, advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing or announce any plan or proposal to take any action with respect to any of the foregoing; provided that this clause
     (b) shall not apply to actions taken by a Third Point Designee while serving as a member of the Board and in his capacity as such.

     Section 4.02. Expenses. The Company shall reimburse Third Point and its Affiliates for all out-of-pocket costs and expenses actually and reasonably incurred by Third Point and its Affiliates, to the extent such expenses (a) have been substantiated in appropriate documentation provided to the Company and (b) are directly related to (i) the preparation and filing of any proxy materials relating to the 2007 Annual Meeting by Third Point and its Affiliates, (ii) the preparation for and the solicitation of proxies for such meeting, including without limitation legal fees and the fees of the proxy solicitor retained by Third Point and its Affiliates for such meeting or (iii) their efforts to cause the Company to pursue the Strategic Alternatives Process; provided, that reimbursement of such expenses shall not exceed $200,000 in the aggregate.

     Section 4.03. No Public Information. Each Holder hereby agrees to keep confidential and not to disclose to any Person, and to cause its representatives, each member of the Third Point Group and their representatives to keep confidential and not to disclose to any Person, all Confidential Information, in each case except to the extent the Company has given its prior written consent. This Section 4.03 will survive termination of this Agreement for 18 months.

     Section 4.04. 2008 Annual Meeting. The Company agrees to hold the 2008 Annual Meeting no earlier than May 31, 2008 and no later than June 30, 2008.

                                    ARTICLE V

                  REPRESENTATIONS AND WARRANTIES OF THE HOLDERS

     The Holders, jointly and severally, hereby represent and warrant to the Company as follows:

     Section 5.01. Incorporation. Each Holder, with the exception of the Third Point Designees, is a limited liability company, a Cayman Islands limited liability exempted company, a British Virgin Islands limited liability company, a Delaware limited partnership or a Jersey public company with limited liability, each as the case may be, duly formed, validly existing and in good standing under the laws of the jurisdiction in which it was formed. Each Holder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

     Section 5.02. Authority. This Agreement has been duly and validly executed and delivered by each Holder and constitutes a legal, valid and binding obligation of each such Holder enforceable against such Holder in accordance with its terms, except as enforceability

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may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 5.03. No Conflicts. The execution and delivery by each Holder of this Agreement do not, and the performance by each Holder of such Holder's obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

     a) conflict with or result in a violation or breach of any term or provision of any law, statute, rule or regulation or any order, judgment or decree of any Governmental or Regulatory Authority applicable to such Holder or any of such Holder's properties or assets; or

     b) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require such Holder to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of or (iv) result in the creation or imposition of any lien upon any of such Holder's properties or assets under, any contract, agreement, plan, permit or license to which such Holder is a party.

     Section 5.04. Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of any Holder is required in connection with the execution and delivery of this Agreement, other than any filing with the Commission required in connection with the execution and/or delivery of this Agreement or the joint press release referred to in Section 7.01.

     Section 5.05. Third Point Shares. No member of the Third Point Group beneficially owns any Equity Securities other than as disclosed in the Schedule 13D.

     Section 5.06. Absence of Certain Events. No event has occurred with respect to either Third Point Designee that would require disclosure in the Company's proxy statement for the 2007 Annual Meeting under Item 401(f) of Regulation S-K promulgated by the Commission.

                                   ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to the Holders as follows:

     Section 6.01. Incorporation. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. the Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

     Section 6.02. Authority. The execution and delivery by the Company of this Agreement, and the performance by the Company of its obligations hereunder, have been duly and validly authorized by the Board, no other corporate action on the part of the Company or its stockholders being necessary. This Agreement has been duly and validly executed and delivered

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

by the Company and constitutes a legal, valid and binding obligation of the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 6.03. No Conflicts. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations under this Agreement and the consummation of the transactions contemplated hereby will not:

     a) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Certificate of Incorporation or Bylaws;

     b) conflict with or result in a violation or breach of any term or provision of any law, statute, rule or regulation or any order, judgment or decree of any Governmental or Regulatory Authority applicable to the Company or any of its properties or asset; or

     c) (i) conflict with or result in a violation or breach of, (ii) constitute (with or without notice or lapse of time or both) a default under, (iii) require the Company to obtain any consent, approval or action of, make any filing with or give any notice to any Person as a result or under the terms of or (iv) result in the creation or imposition of any lien upon the Company or any of its properties or assets under, any contract, agreement, plan, permit or license to which the Company is a party, except, in the case of clause (iii), for filings with the Commission in connection with the matters provided for in Article II.

     Section 6.04. Governmental Approvals and Filings. No consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority on the part of the Company is required in connection with the execution and delivery of this Agreement, other than any filing with the Commission required in connection with the execution and/or delivery of this Agreement or the press release referred to in Section 7.01.

     Section 6.05. No Other Representations or Warranties. Neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company other than as expressly set forth in this
Article VI.

                                   ARTICLE VII

                               GENERAL PROVISIONS

     Section 7.01. Publicity. Promptly after execution and delivery of this Agreement, the Company agrees to issue a press release announcing the principal terms hereof in substantially the form attached hereto as Exhibit A.

     Section 7.02. Amendment and Waiver. This Agreement may not be amended or supplemented, and no waivers or consents to departures from the provisions hereof will be effective, unless set forth in a writing agreed to, signed by, and delivered to, the Company, on one hand, and the Holders, on the other. No failure or delay of any party in exercising any power or right under this Agreement will operate as a waiver thereof, nor will any single or partial exercise of any right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

     Section 7.03. Mutual Non-Disparagement. Until the Standstill Termination Date, the Company and the Holders agree not to, the Company agrees to cause each of its directors (excluding the Third Point Designees and the TRT Designee) and officers not to, and each Holder agrees to cause each member of the Third Point Group not to, make any statement, written or oral, to any Person (i) reasonably likely to be harmful to the other party or parties or its or their officers, directors or employees or to be injurious to the goodwill, reputation or business standing of the other party or parties or its or their officers, directors or employees or (ii) that is disparaging or defamatory about the Company or the Holders, as the case may be, or their respective officers, directors or employees; provided, however, that this Section 7.03 shall not preclude (a) any party or its representatives from (i) any good faith response to any inquiries under oath or in response to inquiry by a Governmental or Regulatory Authority or (ii) any notification to a Governmental or Regulatory Authority reporting a violation of applicable law, regulations or standards governed by such authority, if such notification is, upon advice of counsel, required by such Person to be so made, and provided that such Person uses reasonable best efforts to keep such notification confidential or (b) any director, in the exercise of his or her fiduciary duties, from making statements during meetings of the board or any committees thereof of which he or she is a member.

     Section 7.04. Notices.

     a) For all purposes of this Agreement, the Company shall not be required to recognize any notice purportedly delivered by or on behalf of any Holder or any other member of the Third Point Group unless such notice is delivered to the Company by or on behalf of Third Point.

     b) All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission or by reputable overnight courier (costs prepaid) to the parties at the following addresses or facsimile numbers:

     If to any Holder or other member of the Third Point Group, to:

     Third Point LLC
     390 Park Avenue
     New York, New York 10022
     Facsimile No.:  (212) 224-7401
     Attn:  Daniel S. Loeb

     with a copy to:

     Willkie Farr & Gallagher LLP
     787 Seventh Avenue

     New York, New York  10019
     Facsimile No.:    (212) 728-9267
     Attn:  Michael A. Schwartz

     If to the Company, to:

     Pogo Producing Company
     5 Greenway Plaza, Suite 2700
     Houston, Texas 77064-0504
     Facsimile No.:    (713) 297-4970
     Attn:  General Counsel

     with a copy to:

     Baker Botts L.L.P.
     910 Louisiana Street
     One Shell Plaza
     Houston, Texas 77046-0504
     Facsimile No.:   (713) 229-7775
     Attn: Stephen A. Massad

     All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section, be deemed given upon receipt, and (iii) if delivered by overnight courier in the manner described above to the address as provided in this Section, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

     Section 7.05. Entire Agreement. This Agreement, including the Schedule attached hereto, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements, understandings and discussions between the parties hereto with respect to such subject matter.

     Section 7.06. No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, and it is not the intention of the parties to confer third party beneficiary rights upon any other Person.

     Section 7.07. No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any parties hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns and legal representatives. The obligations of the Holders in this Agreement are joint and several.

     Section 7.08. Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of any provision of this Agreement and that any party may, in such party's sole discretion, apply to the Delaware Court of Chancery for specific performance for injunctive or such other relief as such court may deem just and proper in order to enforce any such provision or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

     Section 7.09. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

     Section 7.10. Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the intended rights of any party hereto under this Agreement will not be forfeited in any material respect as a result thereof, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     Section 7.11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to a contract executed and performed in such State, without giving effect to the conflicts of laws principles thereof.

     Section 7.12. Consent to Jurisdiction and Service of Process. Each party hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery in any action, suit or proceeding arising out of or in connection with this Agreement, agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein to the extent permitted by law), and agrees to delivery of service of process by any of the methods by which notices may be given pursuant to Section 7.04, with such service being deemed given as provided in such Section; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 7.12 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of Delaware other than for such purpose.

     Section 7.13. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

     Section 7.14. Termination. This Agreement may be terminated (i) by mutual written agreement of the parties hereto or (ii) by either the Company or the Holders if any material breach of this Agreement has been committed by any of the Holders or the Company, respectively, and such breach has not been waived. The provisions of Section 2.02 shall survive any termination of this Agreement indefinitely, and the provisions of Section 4.03 shall survive any termination of this Agreement for the period provided therein.

     Section 7.15 Holder Representative; Appointment of Attorney-in-Fact Each Holder, by its execution of this Agreement, hereby irrevocably appoints Third Point LLC (the "Holder Representative") as its agent, proxy and attorney-in-fact for all purposes of this Agreement, including, without limitation, entering into and granting any amendments, modifications, waivers or consents hereunder or hereto. The Company and its representatives need not be concerned with, and shall be entitled to rely on, the authority of the Holder Representative to act and communicate on behalf of all Holders hereunder, and the Company and its representatives shall not be held liable or accountable in any manner for any act or omission of the Holder Representative in such capacity. The grant of authority provided for in this Section 7.15 is coupled with an interest and is being granted, in part, as an inducement to the parties to enter into this Agreement, shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Holder and shall be binding on any successor thereto.

     IN WITNESS WHEREOF, each party hereto has signed this Agreement, or caused this Agreement to be signed on its behalf, on the date first above written.



                               POGO PRODUCING COMPANY



                               By:  /s/ Paul G. Van Wagenen
                                    --------------------------------------------
                                     Name:  Paul G. Van Wagenen
                                     Title: Chairman, President and
                                            Chief Executive Officer



                               THIRD POINT LLC


                               By:  /s/ Daniel S. Loeb
                                    --------------------------------------------
                                     Name:  Daniel S. Loeb
                                     Title: Chief Executive Officer



                               /s/ Daniel S. Loeb
                               --------------------------------------------



                               /s/ Bradley L. Radoff
                               --------------------------------------------



                               THIRD POINT OFFSHORE FUND, LTD.


                               By:  /s/ Daniel S. Loeb
                                    --------------------------------------------
                                     Name:  Daniel S. Loeb
                                     Title: Director



                               THIRD POINT ULTRA LTD.

                               By:  Third Point LLC, its Investment Manager


                               By:  /s/ Daniel S. Loeb
                                    --------------------------------------------
                                     Name:  Daniel S. Loeb
                                     Title: Chief Executive Officer

                              THIRD POINT PARTNERS LP

                              By:  Third Point Advisors LLC, its General Partner



                              By:  /s/ Daniel S. Loeb
                                   ---------------------------------------------
                                    Name:  Daniel S. Loeb
                                    Title: Managing Member



                              THIRD POINT PARTNERS QUALIFIED LP

                              By:  Third Point Advisors LLC, its General Partner



                              By:  /s/ Daniel S. Loeb
                                   ---------------------------------------------
                                    Name:  Daniel S. Loeb
                                    Title: Managing Member



                              LYXOR/THIRD POINT FUND LIMITED

                              By:  Third Point LLC, its Investment Manager



                              By:  /s/ Daniel S. Loeb
                                   ---------------------------------------------
                                   Name:  Daniel S. Loeb
                                   Title: Chief Executive Officer

                                                                    Exhibit A

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------
                                                    Contact: Paul G. Van Wagenen
                                                                  (713) 297-5000



             POGO PRODUCING COMPANY AND THIRD POINT REACH AGREEMENT


HOUSTON, TX and NEW YORK, NY, March 12, 2007 - Pogo Producing Company (NYSE:
PPP) ("Pogo") and Third Point LLC ("Third Point") today announced that they have reached an agreement under which Pogo's Board of Directors will be expanded from eight to ten members and Daniel S. Loeb and Bradley L. Radoff of Third Point will be appointed to the Board of Directors effective immediately. As permitted by the agreement, Pogo may at a later date offer to appoint Robert B. Rowling of TRT Holdings, Inc. to an additional seat on Pogo's Board of Directors. Third Point and its affiliates have agreed not to solicit proxies in connection with Pogo's 2007 annual meeting or take certain other stockholder actions.

As previously announced, Pogo and its financial advisors, Goldman, Sachs & Co. and TD Securities Inc., are actively exploring strategic alternatives, including the sale or merger of Pogo. In addition, Pogo will continue to simultaneously pursue the potential sale of significant assets including its Canadian, Gulf of Mexico or other properties.

"We are pleased that this matter has been resolved in a manner that we believe serves the best interests of all Pogo shareholders," said Paul G. Van Wagenen, Chairman and Chief Executive Officer of Pogo. "Through this agreement, we will avoid a potentially costly and disruptive proxy contest at a time when Pogo is exploring a range of strategic alternatives to enhance shareholder value. I would like to welcome our new Board members and believe that their experience and insights will benefit Pogo and its shareholders."

                                      * * *

Pogo Producing Company explores for, develops and produces oil and natural gas. Headquartered in Houston, Pogo owns approximately 4,800,000 gross leasehold acres in major oil and gas provinces in North America, 6,354,000 acres in New Zealand and 1,480,000 acres in

Vietnam. Pogo common stock is listed on the New York Stock Exchange under the symbol "PPP."

This release includes statements of current expectations that constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the possibility that the anticipated benefits cannot be fully realized. Pogo discusses risks and uncertainties associated with its business in reports it files with the Securities and Exchange Commission and disclaims any responsibility to update these forward-looking statements.